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                                                                    EXHIBIT 3(i)

                               CCFNB BANCORP, INC.
                        AMENDED ARTICLES OF INCORPORATION


1.       Name of Corporation.

         The name of the Corporation is CCFNB Bancorp, Inc.

2.       Registered Address.

         The address, including street and number, of the corporation's registered office in the Commonwealth of Pennsylvania and county of venue is 232 East Street, Bloomsburg, Pennsylvania 17815, Columbia County.

3.       Purposes and Law of Incorporation.

         The purpose or purposes of the corporation are to have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. The corporation is incorporated under the provisions of the Business Corporation Law of 1933, as amended.

4.       Capitalization.

         The aggregate number of shares, classes of shares and par value of shares which the corporation shall have authority to issue is 5,000,000 shares of common stock, par value $1.25 per share, with a total authorized capital of $6,250,000.

5.       Incorporators.

         The name and address of each of the incorporators is: Ezra W. Harris, R.D. #5, Bloomsburg, Pennsylvania 17815; John I. Mather, R.D. #1, Box 64, Benton, Pennsylvania 17814; and Mac I. Johnson, R.D. #2, Orangeville, Pennsylvania 17859.

6.       Term of Existence.

         The term for which the corporation is to exist, is perpetual.

7.       Cumulative Voting Rights.

         Cumulative voting rights shall not exist with respect to the election of directors.

8.       Opposition of Tender (or other offer).

         A. The Board of Directors may, if it deems it advisable, oppose a tender,or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent
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            issues; by way of illustration, but not of limitation, the Board of
            Directors may, but shall not be legally obligated to, consider any and all of the following:

            (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

            (2) Whether a more favorable price could be obtained for the corporation's securities in the future;

            (3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve;

            (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

            (5) The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

            (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

         B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

9.       Classification of Directors.

         The Board of Directors of the Corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the Bylaws and shall be nearly as equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

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10.      Filling of Vacancies in Board of Directors Caused by Increase in Number
         of Directors.

         Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors. The Board of Directors shall specify the class in which a director so elected shall serve. Any director elected by the Board of Directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other directors in the class of which he is a member does not expire at the time of such meeting. His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he is elected.

11.      Number of Directors.

         The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the shareholders at any annual or special meeting thereof.

12.      Preemptive Rights.

         No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options or rights to purchase any such shares or securities, issued or sold by the corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

13.      Indebtedness.

         The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

14.      Indemnification.

         Every person who is or was a director, officer, employee, or agent of the corporation, or of any Corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Corporation, or of such other Corporation, whether or not he is a director,

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         officer, employee or agent of the Corporation or such other Corporation at the time the expenses or liabilities are incurred.

15.      Shareholder Action.

         No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock. This Article may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock.

16.      Control Events.

         A. It is the declared intent and policy of this corporation and its shareholders that control of this corporation is an asset that belongs to all shareholders of this corporation and that no shareholder should have, either directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of this corporation. Therefore, to carry out the aforementioned intent and policy, this corporation and its shareholders approve and adopt this Article 16.

         B. When any person is determined by the Board of Directors to be the beneficial owner, either directly or indirectly, of twenty-five percent (25%) or more of the outstanding shares of this corporation (the "Substantial Shareholder"), then the Board of Directors may issue in its sole discretion on a pro rata basis to those shareholders of the corporation who are not affiliated with the Substantial Shareholder warrants to purchase additional shares of the Common Stock of this corporation at a purchase price equivalent to fifty percent (50%) of the average transaction price of all purchases and sales of the Common Stock of this corporation that occurred during the previous twelve-month period and that are known by the Board of Directors. Such warrants shall be issued without any consideration, shall not be assignable and shall expire six (6) months from the date of their issuance. The Board of Directors shall have the sole discretion in the determination of the number of shares of Common Stock of this corporation that may be purchased pursuant to such warrants.

         C. The Board of Directors may use, but is not necessarily limited to, the following indicia to determine "beneficial ownership": the effect of stock ownership by a person's spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder's ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants; grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the Common Stock of this corporation; and stock dividends.


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         D. "Affiliate" of, or a person "affiliated" with, the Substantial
            Shareholder, is a person that directly, indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Substantial Shareholder.

         E. "Person" means an individual, corporation, partnership, association, joint stock company, syndicate, trust where the interest of the beneficiaries are evidenced by a security, an unincorporated organization, group of persons acting in consort, or any other entity. "Person" does not mean the Board of Directors of this corporation acting collectively in its capacity as the Board of Directors. "Person" does include an individual who is a member of the Board of Directors.

         F. This Article 16 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this Corporation.

17.      Opt-Out Provisions

         This Corporation specifically opts out and shall not be governed by Subchapter G, Control-share Acquisitions, and Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990. Subchapter G, Control-share Acquisitions, and Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts To Acquire Control, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990, shall not be applicable to the Corporation.

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